EXECUTION COPY

April 28, 2014

Reimbursement Agreement

This reimbursement agreement is entered into on and as of the date set forth above (this “Agreement”) and sets forth certain agreements between RCAP Holdings, LLC, a Delaware limited liability company (“Holdings”), and RCS Capital Corporation, a Delaware corporation (the “Corporation”).

On the date of this Agreement, the Corporation shall consummate the transactions contemplated by the Agreement and Plan of Merger dated as of January 16, 2014, among the Corporation, Clifford Acquisition, Inc., a Delaware corporation, Cetera Financial Holdings, Inc., a Delaware corporation, and the other parties thereto. To facilitate the consummation of such transactions, the Corporation shall also, on the date of this Agreement, enter into (a) the First Lien Credit Agreement, with Holdings, RCS Capital Management, LLC, the lenders party thereto, and Barclays Bank PLC, as administrative agent and as collateral agent, and (b) the Second Lien Credit Agreement, with Holdings, RCS Capital Management, LLC, the lenders party thereto, and Bank of America, N.A., as administrative agent and as collateral agent. Collectively, the First Lien Credit Agreement and Second Lien Credit Agreement are referred to herein as the “Financing Agreements.”

The Financing Agreements provide, among other things, that (a) an amount of the proceeds of the term loans under the Financing Agreements necessary to repay all amounts outstanding under the First Allied Seller Notes (as defined below) shall be placed into escrow (the “Special Escrow”) by the Corporation for the repayment of such amounts, (b) the amount deposited in the Special Escrow by the Corporation may be drawn on by Holdings to repay its obligations under the First Allied Seller Notes, and (c) the failure to prepay the outstanding principal amount of the term loan and revolving loan indebtedness, and all accrued but unpaid interest thereon (collectively, the “First Allied Indebtedness”), under First Allied Credit Agreement (as defined below) within 90 days following the closing date under the Financing Agreements will be an event of default under such Financing Agreements. In connection with the foregoing, Holdings DOES HEREBY agree, solely for the benefit of the Corporation and the Corporation’s successors and assigns (and not any third party), that Holdings shall, (x) reimburse the Corporation for any amounts drawn on by Holdings from the Special Escrow in connection with repaying Holdings’ obligations under the First Allied Sellers Notes, within 5 business days of drawing upon any such amounts; provided, however, that if Holdings shall fail to reimburse the Corporation within such 5 business day period for the amounts drawn from the Special Escrow, then, until such unreimbursed amounts shall have been paid in full, interest shall accrue thereon at LIBOR plus the Applicable Margin for Term Loans (each, as defined in the Financing Agreements); provided, further, however, that the interest imposed by the preceding proviso shall not excuse the default of Holdings to pay its reimbursement obligations hereunder, and (y) if the First Allied Contribution (as defined below) is not consummated prior to the ninetieth day following the closing date under the Financing Agreements, prepay in full the amount of the First Allied Indebtedness on or prior to such ninetieth day.

Reimbursement Agreement

As used in this Agreement, the term (i) “First Allied Credit Agreement” shall mean the Amended and Restated Credit Agreement dated as of January 2, 2013, between First Allied Holdings Inc. and Fifth Third Bank, as amended, modified, restated, or amended and restated from time to time, (ii) “First Allied Contribution” shall mean the contribution by Holdings of its right, title and interest in all 46,920,050 issued and outstanding shares of common stock, par value $0.0001 per share, of First Allied Holdings Inc. to the Corporation, on the terms and subject to the conditions set forth in the Contribution Agreement dated as of April 3, 2014 between Holdings and the Corporation, and (iii) “First Allied Seller Notes” shall mean the Exchangeable Promissory Notes issued by Holdings as partial consideration for its September 25, 2013 acquisition of First Allied Holdings Inc.

This Agreement shall be binding upon each of the parties and their respective legal representatives, successors and assigns. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York. This Agreement may be executed (including by facsimile transmission) with counterpart signature pages in one or more counterparts, all of which when taken together shall constitute one agreement.

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Reimbursement Agreement

This Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

Corporation:

RCS Capital Corporation

By:	/s/ William M. Kahane
Name: William M. Kahane
Title: Chief Executive Officer

Holdings:

RCAP Holdings, LLC

By:	/s/ Nicholas S. Schorsch
Name: Nicholas S. Schorsch
Title: Managing Member